EXHIBIT 99.2

[XTO Energy Logo]	NEWS RELEASE

For Immediate Release

Number: 04-11

XTO ENERGY ACQUIRES PROPERTIES IN THE BARNETT SHALE OF NORTH TEXAS

AND THE ARKOMA BASIN FOR $200 MILLION;

INCREASES 2004 GAS PRODUCTION GROWTH TARGET TO 18%—20%

FORT WORTH, TX (February 23, 2004) – XTO Energy Inc. (NYSE-XTO) announced today that it has entered definitive agreements with multiple parties to acquire producing properties located primarily in the Barnett Shale of North Texas and in the Arkoma Basin for $200 million. XTO Energy’s internal engineers estimate proved reserves to be about 154 billion cubic feet of gas equivalent (Bcfe) of which approximately 52% are proved developed. The acquisitions will initially add about 25 million cubic feet of natural gas equivalent per day (MMcfe/d) to the Company’s growing production base. About 99% of the acquired production is attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $0.64 per thousand cubic feet (Mcf). The Company plans to allocate $20 million in additional development funds to the new properties, bringing 2004 development expenditures to $520 million. XTO will operate more than 88% of the value of these producing properties.

“These transactions highlight XTO’s entry into the highly prolific Barnett Shale region of North Texas. With years of production data and well assessment, we are now confident in the feasibility of the play. In typical XTO fashion, we have acquired producing properties in the core area of development and plan to expand our position,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “With these transactions, our natural gas production for 2004 is targeted to increase 18% to 20%, up from our previous guidance of 16% to 18%. We remain focused on securing more strategic properties through acquisition efforts this year.”

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XTO Energy Acquires Properties in the Barnett Shale of North Texas and the Arkoma Basin

for $200 Million; Increases 2004 Gas Production Growth Target to 18%—20%

“Our technical teams have been assessing the long-term viability of the Barnett Shale for the past two years—-—scrutinizing wellbore and reservoir dynamics along with economic feasibility. Given the conclusions, our development teams are enthusiastic and committed,” continued Steffen E. Palko, Vice Chairman and President. “XTO has earned a record of success across the country in tight-formation exploitation. Our expertise in horizontal drilling and water-fracturing techniques will find perfect application in developing the Barnett Shale. Importantly, the areal extent of the shale should allow XTO to build a compelling growth program.”

In the Barnett Shale of North Texas, XTO is acquiring 97.6 Bcfe of proved reserves (42% developed) for $120 million. Current daily production from the properties totals approximately 15 MMcfe. The Company expects substantial upsides in its initial 11,000 acre position.

XTO Energy is also expanding its operating presence in the Arkoma Basin with the purchase of 56.3 Bcfe of long-lived proved reserves (70% developed) for a price of $80 million. The properties produce about 10 MMcfe per day.

The majority of these acquisitions are scheduled to close on or before April 15, 2004. The final closing price for each transaction is subject to typical closing and post-closing adjustments. Funding will be provided through the combination of existing credit facilities and cash flow.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

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XTO Energy Acquires Properties in the Barnett Shale of North Texas and the Arkoma Basin

for $200 Million; Increases 2004 Gas Production Growth Target to 18%—20%

This release can be found at the Company Web site at www.xtoenergy.com.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President—Investor Relations XTO Energy Inc. 817/870-2800

Statements made in this news release, including those relating to proved reserves, production base growth, economic returns, future production, growth in production, long-term profitable growth, 2004 natural gas production increase, development costs, development potential and achievements, acquisition growth and method of financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any of the acquisitions, the exercise of preferential rights by third parties, the timing and results of drilling activity, the timing of production, treatment and transportation facility installations, higher than expected production costs and other expenses, and inability to identify properties for acquisition on terms we consider acceptable. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.